Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2008

St. Louis, MO, May 8, 2008 … Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended March 31, 2008.  Reported diluted earnings per share were $1.46 including the impact of a non-cash gain on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc., or $.86 per share excluding that impact.  In last year’s second quarter, reported diluted earnings per share were $.02 including the impact of a non-cash loss on those contracts, or $.83 excluding that impact.  Other reported results for the quarter include:
•	Net sales for the quarter increased 24% as a result of a business acquisition, other volume gains, and higher pricing in response to rising input costs.
•	Total segment profit contribution was up 8% as a result of the acquisition and higher volumes and selling prices, partially offset by higher ingredient costs and amortization expense.
•	Food EBITDA was $57.8 million compared to $53.0 million last year.
•
Earnings (loss) before income taxes and equity earnings were $49.2 million (compared to a loss of $10.7 million last year) after a $24.5 million ($.60 per share) non-cash gain on Ralcorp’s Vail forward sale contracts.  Last year’s amount included a $34.6 million ($.81 per share) non-cash loss on those contracts.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $6.7 million ($.26 per share) compared to $6.9 million ($.25 per share) a year ago.
•	Net earnings were $38.5 million, which is $38.0 million higher than a year ago (including the non-cash after-tax effects of gains or losses on the Vail forward sale contracts).

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Sales
Ralston Foods	$195.8	$120.2	$390.6	$240.5
Bremner	85.3	82.4	167.8	161.2
Cereals, Crackers & Cookies	281.1	202.6	558.4	401.7
Frozen Bakery Products	176.5	159.3	359.0	307.8
Dressings, Syrups, Jellies & Sauces	119.7	104.7	229.5	205.4
Snack Nuts & Candy	64.3	52.4	145.4	126.8
Total	$641.6	$519.0	$1,292.3	$1,041.7

Profit Contribution
Cereals, Crackers & Cookies	$24.4	$16.5	$51.8	$36.4
Frozen Bakery Products	15.1	18.0	32.8	37.7
Dressings, Syrups, Jellies & Sauces	3.2	3.2	4.9	7.7
Snack Nuts & Candy	2.3	4.0	8.7	12.2
Total segment profit contribution	45.0	41.7	98.2	94.0
Interest expense, net	(11.0)	(10.0)	(22.5)	(18.8)
Gain (loss) on forward sale contracts	24.5	(34.6)	62.3	(52.5)
Restructuring charges	(.7)	-	(1.4)	-
Systems upgrades and conversions	-	(.3)	-	(.3)
Stock-based compensation expense	(2.8)	(1.6)	(6.0)	(3.4)
Other unallocated corporate expenses	(5.8)	(5.9)	(11.7)	(11.8)
Earnings (Loss) before Income Taxes
and Equity Earnings	$49.2	$(10.7)	$118.9	$7.2

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$57.8	$53.0	$124.0	$115.2
Depreciation and amortization	(22.1)	(19.1)	(44.9)	(36.7)
Interest expense, net	(11.0)	(10.0)	(22.5)	(18.8)
Gain (loss) on forward sale contracts	24.5	(34.6)	62.3	(52.5)
Income taxes	(17.4)	4.3	(41.9)	(1.8)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	6.7	6.9	3.9	2.7
Net Earnings	$38.5	$.5	$80.9	$8.1

Second quarter sales grew $122.6 million, of which approximately 47% is attributable to the timing of the acquisition of Bloomfield Bakers (March 16, 2007) in the Cereals, Crackers & Cookies segment.  The remaining growth (more than 12% over the prior year) was due to volume gains in all segments and higher selling prices.  Price increases, implemented in response to the rapidly rising costs of raw materials (ingredients and packaging materials), had a top-line impact of approximately $31.5 million.  For the quarter, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $33.5 million.  Amortization of intangible assets related to acquisitions (primarily customer relationships and trademarks) increased due to the timing of the Bloomfield acquisition.  Amortization of such intangibles was $5.0 million ($.12 per share) for the second quarter of fiscal 2008, but only $4.0 million ($.09 per share) for the second quarter of fiscal 2007.

The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding the impact of the gains or losses on forward sale contracts related to Ralcorp’s investment in shares of Vail Resorts, Inc., gives investors a measure of the results of Ralcorp’s operations, which are unaffected by the existence of the forward sale contracts or unrealized changes in their fair value.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of certain non-cash and non-operating items.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed May 8, 2008.

Ralcorp produces a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to  in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net Sales	$641.6	$519.0	$1,292.3	$1,041.7
Cost of products sold	(539.0)	(420.5)	(1,076.3)	(837.4)
Gross Profit	102.6	98.5	216.0	204.3
Selling, general and administrative expenses	(66.2)	(64.6)	(135.5)	(125.8)
Interest expense, net	(11.0)	(10.0)	(22.5)	(18.8)
Gain (loss) on forward sale contracts	24.5	(34.6)	62.3	(52.5)
Restructuring charges	(.7)	-	(1.4)	-
Earnings (Loss) before Income Taxes
and Equity Earnings	49.2	(10.7)	118.9	7.2
Income taxes	(17.4)	4.3	(41.9)	(1.8)
Earnings (Loss) before Equity Earnings	31.8	(6.4)	77.0	5.4
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	6.7	6.9	3.9	2.7
Net Earnings	$38.5	$.5	$80.9	$8.1

Earnings per Share
Basic	$1.51	$.02	$3.16	$.30
Diluted	$1.46	$.02	$3.08	$.29

Weighted Average Shares
for Basic Earnings per Share	25,466	26,768	25,468	26,774
Dilutive effect of:
Stock options	551	578	560	549
Stock appreciation rights	70	68	70	47
Restricted stock awards	90	66	87	62
Weighted Average Shares
for Diluted Earnings per Share	26,177	27,480	26,185	27,432